Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Oneida Financial Corp. of our report dated March 22, 2012 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Oneida Financial Corp. for the year ended December 31, 2011.

/s/Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
June 27, 2012